                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549


                                  FORM 8-K/A-3


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 18, 1997
                                                       --------------------

                              IMCO Recycling Inc.

-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
-------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)


           1-7170                                      75-2008280
-------------------------------              ----------------------------------
    (Commission File Number)                  (IRS Employer Identification No.)


  5215 North O'Connor Blvd., Suite 940, Irving, Texas        75039
-------------------------------------------------------------------------------
  (Address of principal executive office)                  (Zip Code)



       Registrant's telephone number, including area code (972) 869-6575
                                                          --------------

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  *(a)  Audited Financial Statements of Business Acquired:

        Financial Statements of Alchem Aluminum, Inc.
        o  Reports of Independent Public Accountants
        o  Balance Sheets as of October 31, 1997 and 1996
        o  Statements of Income for the years ended October 31, 1997 and 1996
        o Statements of Stockholders' Equity for the years ended October 31, 1997 and 1996
        o  Statements of Cash Flows for the years ended October 31, 1997 and
           1996
        o  Notes to Financial Statements

  *(b)  Pro Forma Financial Information:
        o Pro Forma Condensed Consolidated Statement of Earnings for the year ended December 31, 1996
        o Pro Forma Condensed Consolidated Statement of Earnings for the nine months ended September 30, 1997
        o  Pro Forma Condensed Consolidated Balance Sheet as of September 30,
           1997
        o  Notes to Pro Forma Condensed Consolidated Financial Statements

   (c)  Exhibits:

        ** 10.1 Letter of Intent dated September 15, 1997, by and between the Company and Alchem.

        ** 10.2  Amendment to Letter of Intent dated September 29, 1997.

        ** 10.3 Agreement and Plan of Merger by and among the Company, IMCO Recycling of Coldwater Inc., Alchem and the Shareholders of Alchem dated November 14, 1997.

        ** 10.4 Registration Rights Agreement by and among the Company and the Shareholders of Alchem dated November 14, 1997.

        *** 10.5 Amended and Restated Credit Agreement by and among the
                 Company, the Subsidiary Guarantors named therein, the Lenders thereunder, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as manager and syndication agent, and Texas Commerce Bank National Association, as administrative agent, dated November 5, 1997 (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 and incorporated herein by reference).

        *  23.1  Consent of Arthur Andersen LLP.

        *  23.2  Consent of Ernst & Young LLP.

-----------------
*    Filed herewith
**   Previously Filed in this Current Report on Form 8-K
*** Previously Filed in another Report Filed with the Securities and Exchange Commission

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    IMCO RECYCLING INC.
                                    ("Registrant")

                                    By:  /s/  Robert R. Holian
                                       ----------------------------------------
                                       Robert R. Holian
                                       Vice President and Controller
                                       Principal Accounting Officer

Date:  January 9, 1998

                             Alchem Aluminum, Inc.

                              Financial Statements


                     Years ended October 31, 1997 and 1996


                                   CONTENTS

Reports of Independent Auditors......................................................................   F-2

Audited Financial Statements

Balance Sheets.......................................................................................   F-4
Statements of Income.................................................................................   F-6
Statements of Cash Flows.............................................................................   F-7
Statements of Stockholders' Equity...................................................................   F-8
Notes to Financial Statements........................................................................   F-9

                         Report of Independent Auditors

The Board of Directors
Alchem Aluminum, Inc.

We have audited the balance sheet of Alchem Aluminum, Inc. (the Company) as of October 31, 1997, and the related statements of income, cash flows, and stockholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the financial position of Alchem Aluminum, Inc. as of October 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                                ERNST & YOUNG LLP

December 5, 1997
Dallas, Texas

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors
  of Alchem Aluminum, Inc.:

We have audited the accompanying balance sheet of ALCHEM ALUMINUM, INC. (an Indiana corporation) as of October 31, 1996, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alchem Aluminium, Inc. as of October 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                                ARTHUR ANDERSEN LLP

Toledo, Ohio,
  December 9, 1996.

                             Alchem Aluminum, Inc.

                                 Balance Sheets

                                                                                    OCTOBER 31
                                                                              1997             1996
                                                                        ---------------------------------
ASSETS (Note 3)
Current assets:
   Cash (Note 2)                                                        $        363,031   $      561,432
   Trade accounts receivable, net of allowance for doubtful accounts
     of $0 in 1997 and $0 in 1996 (Note 2)                                    17,644,039       14,044,767
   Advance to officer                                                          1,692,500               --
   Accounts receivable - other                                                   271,853               --
   Inventories (Note 2)                                                       14,390,804       10,280,006
   Prepaid expenses                                                              178,872          223,191
                                                                        ----------------   --------------
Total current assets                                                          34,541,099       25,109,396

 Property, plant, and equipment (Note 2):
   Land and improvements                                                         876,441          809,474
   Buildings and improvements                                                  4,742,426        3,962,877
   Machinery and equipment                                                    10,284,955        9,761,667
                                                                        ----------------   --------------
                                                                              15,903,822       14,534,018
   Less accumulated depreciation                                              (6,502,674)      (6,503,585)
                                                                        ----------------   --------------
Net property, plant, and equipment                                             9,401,148        8,030,433

Investment in joint venture (Notes 2 and 6)                                    4,000,000          250,000
Other assets (Note 2)                                                          1,673,303          996,323
                                                                        ----------------   --------------
Total assets                                                            $     49,615,550   $   34,386,152
                                                                        ================   ==============


See accompanying notes.

                             Alchem Aluminum, Inc.

                                 Balance Sheets

                                                                                      OCTOBER 31
                                                                                1997             1996
                                                                            -----------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt (Note 3)                               $  1,181,546      $ 1,016,000
   Accounts payable (Note 2)                                                  25,088,311       12,333,502
   Accrued liabilities                                                           739,969          738,854
   Dividends payable (Note 2)                                                         --        2,071,000
                                                                            ------------      -----------
Total current liabilities                                                     27,009,826       16,159,356


Long-term debt (Notes 2 and  3)                                               15,288,532        7,068,966

Deferred Compensation                                                            132,552          112,467

Commitments and contingencies (Notes 4, 7 and 10)                                     --               --


Stockholders' equity (Notes 2 and 8): Common stock, no par value:
     Authorized shares - 1,000 at October 31, 1996 and 15,000 at
     October 31, 1997 issued and outstanding shares - 100 at
     October 31, 1996 and 11,961 at October 31, 1997, at stated value             10,000            5,000

   Additional paid-in capital                                                  5,370,953          375,953
   Retained earnings                                                           1,803,687       10,664,410
                                                                            ------------      -----------
Total stockholders' equity                                                     7,184,640       11,045,363
                                                                            ------------      -----------
Total liabilities and stockholders' equity                                  $ 49,615,550      $34,386,152
                                                                            ============      ===========


See accompanying notes.

                             Alchem Aluminum, Inc.

                              Statements of Income

                                                                                YEAR ENDED OCTOBER 31
                                                                               1997               1996
                                                                           ------------------------------
Net sales (Note 2)                                                         $142,140,075      $111,938,171
Cost of sales                                                               133,547,045       101,965,246
                                                                           ------------      ------------
Gross margin                                                                  8,593,030         9,972,925

 Selling, general, and administrative expenses                                9,419,711         3,495,269
                                                                           ------------      ------------
 Operating income (loss)                                                       (826,681)        6,477,656

 Other income (expense):
   Interest expense (Note 3)                                                   (768,699)         (660,241)
   Interest income                                                               13,933            19,769
   Other                                                                     (1,214,862)         (241,684)
                                                                           ------------      ------------
 Total other income (expense)                                                (1,969,628)         (882,156)
                                                                           ------------      ------------

Net income (loss)                                                          $ (2,796,309)     $  5,595,500
                                                                           ============      ============


See accompanying notes.

                             Alchem Aluminum, Inc.

                            Statements of Cash Flows

                                                                             YEAR ENDED OCTOBER 31
                                                                             1997             1996
                                                                        --------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                       $    (2,796,309)    $  5,595,500
Reconciliation of net income (loss) to net cash provided by operating activities:
       Bonus paid in common stock (Note 9)                                    5,000,000               --
       Depreciation and amortization (Note 2)                                 1,555,273        1,298,112
       Provision for doubtful accounts                                        1,048,097          213,000
       (Gain) loss on disposal of PP&E                                           17,056          (22,654)
     Changes in operating assets and liabilities:
       Accounts receivable                                                   (6,611,722)      (1,227,876)
       Inventories                                                           (4,110,798)      (1,069,390)
       Prepaid expenses                                                          44,319          (55,694)
       Accounts payable                                                      12,754,809          385,712
       Accrued liabilities                                                        1,115          (57,135)
     Federal income tax deposit paid (Note 2)                                   (16,861)        (263,430)
     Changes in other liabilities                                                20,085               --
     Changes in other assets                                                   (680,216)         (48,645)
                                                                        ---------------     ------------
Cash provided by operating activities                                         6,224,848        4,747,500

INVESTING ACTIVITIES
Purchases of property, plant, and equipment                                  (3,061,425)      (1,230,523)
Proceeds from sale of property, plant, and equipment                            138,478           39,570
Investment in joint venture (Note 6)                                         (3,750,000)        (250,000)
                                                                        ---------------     ------------
Cash used in investing activities                                            (6,672,947)      (1,440,953)

FINANCING ACTIVITIES
Net additions to long-term credit facility                                           --        3,925,000
Proceeds from issuance of long-term debt                                      9,401,112        1,877,053
Repayment of long-term debt                                                  (1,016,000)      (2,800,483)
Distributions paid to stockholders (Note 2)                                  (8,135,414)      (2,807,800)
Net repayment of short-term notes payable                                            --       (3,208,629)
                                                                        ---------------     ------------
Cash provided by (used in) financing activities                                 249,698       (3,014,859)

Increase (Decrease) in cash                                                    (198,401)         291,688
Cash at beginning of period                                                     561,432          269,744
                                                                        ---------------     ------------
Cash at end of period                                                   $       363,031     $    561,432
                                                                        ===============     ============

See accompanying notes.

                             Alchem Aluminum, Inc.

                       Statements of Stockholders' Equity



                                             ADDITIONAL
                              COMMON          PAID-IN             RETAINED
                               STOCK          CAPITAL             EARNINGS            TOTAL
                          ----------------------------------------------------------------------

Balance at 10/31/95       $      5,000       $    375,953       $  7,841,710        $  8,222,663
Net Income                          --                 --          5,595,500           5,595,500
Distributions                       --                 --         (2,772,800)         (2,772,800)
                          ------------       ------------       ------------        ------------

Balance at 10/31/96              5,000            375,953         10,664,410          11,045,363
Net loss                            --                 --         (2,796,309)         (2,796,309)
Distributions                       --                 --         (6,064,414)         (6,064,414)
Stock Bonus (Note 9)             5,000          4,995,000                 --           5,000,000
                          ------------       ------------       ------------        ------------

Balance at 10/31/97       $     10,000       $  5,370,953       $  1,803,687        $  7,184,640
                          ============       ============       ============        ============



See accompanying notes.

                            Alchem Aluminum, Inc.

                         Notes To Financial Statements



1.   THE COMPANY

The principal business of Alchem Aluminum, Inc. (the Company) is the processing of aluminum scrap into specification aluminum alloys. The Company converts the scrap into molten metal in furnaces at a Company-owned and operated facility, which it then delivers to customers in molten form or ingots. A small percentage of the Company's processing capacity is utilized to recycle customer-owned materials and to charge a fee for this service (a service called "tolling"). The balance of the Company's business involves the purchase of scrap for processing and recycling by the Company for subsequent resale ("buy/sell" business).

2.   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

INVENTORIES

The Company's policy is to value inventories at the lower of cost or market using the last-in, first-out (LIFO) method. Inventories, which include material, labor and manufacturing overhead costs, consist of the following as of October 31:

                                                                    1997               1996
                                                              ----------------------------------
          Raw materials                                       $     14,581,472   $     9,019,934
          Finished goods                                             5,940,764         3,725,984
                                                              ----------------   ---------------
                                                                    20,522,236        12,745,918
          Less LIFO reserve                                         (6,131,432)       (2,465,912)
                                                              ----------------   ---------------
                                                              $     14,390,804   $    10,280,006
                                                              ================   ===============

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. Maintenance, repairs and minor replacements are expensed as incurred. When property, plant or equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Any gain or loss on disposition is credited or charged to income.

Property, plant and equipment are depreciated over the estimated useful lives of the related assets using the straight-line method for financial reporting purposes and primarily accelerated methods for income tax reporting purposes.

                             Alchem Aluminum, Inc.

                   Notes to Financial Statements (continued)



2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Assigned useful lives for financial reporting purposes are as follows:

          Land improvements                                   10-20 years
          Buildings and improvements                          15-40 years
          Machinery and equipment                              3-10 years

For the years ended October 31, 1997 and 1996, depreciation expense was $1,535,176 and $1,256,202, respectively.

INVESTMENT IN JOINT VENTURE

The investment in joint venture is accounted for using the equity method, under which the Company's share of earnings is reflected in income as earned and dividends are credited against the investment in joint venture when received.

DEFERRED FINANCING COSTS

Deferred financing costs relating to long-term debt issuances are amortized over the repayment period of the related debt.

INCOME TAXES

The Company has elected to be taxed as an S corporation under the applicable sections of the Internal Revenue Code. Accordingly, no provisions for Federal income taxes have been provided as the Company's stockholders are personally liable for income taxes on their respective share of taxable income.

Due to its selection of a year-end other than the calendar year, the Company paid a deposit to the Internal Revenue Service. The deposit is adjusted annually based upon the Company's income for income tax reporting purposes and is reported as a component of other assets in the accompanying balance sheets.

ACCOUNTS PAYABLE

As of October 31, 1997 and 1996, approximately $2,169,000 and $279,000, respectively, of outstanding checks in excess of the Company's disbursement account balance are included in accounts payable in the accompanying balance sheets.

                            Alchem Aluminum, Inc.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

DIVIDEND POLICY

It is the Company's policy to declare dividends in order to provide funds to stockholders for the payment of income taxes as discussed above. In accordance with this policy, the Company declared dividends of $2,071,000 as of October
31, 1996, which were paid after year-end. This amount is reflected as dividends payable on the accompanying October 31, 1996 balance sheet. For the year ended October 31, 1997, the Company declared and paid special dividends of $6,064,414.

CONCENTRATION AND CREDIT RISK

A majority of the Company's sales and trade accounts receivable are attributable to companies in the United States automotive industry. For the years ended October 31, 1997 and 1996, sales to four customers represented 64% and 45% of total sales, respectively. As of October 31, 1997 and 1996, 53% and 46%, respectively, of the trade accounts receivable are from these four customers. Credit is extended based on evaluation of the customers' financial condition and, generally, collateral is not required. Credit losses are within management's expectations and historically have been low.

DERIVATIVES

The Company sometimes uses forward contracts to hedge the effect of price changes on aluminum for which it has future fixed price sales commitments. Gains or losses on these contracts are recognized when the related hedged transaction occurs.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

                            Alchem Aluminum, Inc.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each category of the Company's financial instruments:

         Cash and short-term financial instruments - The carrying amount approximates fair value due to the short maturity of these instruments.

         Long-term debt - The fair value has been estimated using the expected future cash flows discounted at market interest rates. The carrying amount approximates fair value.

STATEMENTS OF CASH FLOWS

Supplemental disclosure of cash flow information is as follows:

                                                  1997           1996
                                            ------------------------------
          Cash paid for Interest            $       780,064 $      652,000


RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to current year presentation.

3.   FINANCING ARRANGEMENTS

As of October 31, long-term debt consists of the following:

                                                                                     1997          1996
                                                                                -----------------------------
Revolving credit notes payable to bank, due in June 1999 (maturity date extendable by the bank in one-year increments on each anniversary date), maximum commitment of $15,000,000, rate of interest is variable (from 6.9%
   to 7.4% as of October 31, 1997), collateralized by all the Company's assets.
   [$7,650,000 available as of October 31, 1997].                               $  7,350,000     $  3,925,000

                             Alchem Aluminum, Inc

3.   FINANCING ARRANGEMENTS (CONTINUED)

                                                                                     1997          1996
                                                                                ----------------------------
Note payable to bank, due in July 2003, payable in quarterly installments of
   $55,357 plus interest at a variable rate (6.88% as of October 31, 1997),
   collateralized by all the Company's assets                                   $  1,273,215     $ 1,550,000

Note payable to bank, payable in quarterly installments of $7,500 through April
   2003 with the remainder payable in July 2003, plus interest at a variable rate (6.88% as of October 31, 1997), collateralized by all the Company's
   assets                                                                            262,500         300,000

Note payable to bank, due in July 2003, maximum amount not to exceed the lesser of $4,000,000 or the Company's investment in joint venture (see Note 6), payable in quarterly installments plus interest at a variable rate (6.88% as
   of October 31, 1997), collateralized by all the Company's assets                3,875,000              --

Note payable to bank, due in July 2003, maximum amount not to exceed
   $2,100,000, payable in quarterly installments plus interest at a variable rate, (6.88% as of October 31, 1997), collateralized by all the Company's
   assets                                                                          2,100,000              --

 Mortgage note payable under an Economic Development Corporation Bond issuance, due in September 2005, payable in quarterly installments of $87,500 through
   September 1997 and $18,750 from December 1997 to 2005, plus interest at a
   variable rate (3.75% as of October 31, 1997)                                      600,000         950,000

Mortgage note payable under an Economic Development Corporation Bond issuance, due in June 2007, payable in annual installments of $290,000 from 1994 to
   1999, $35,000 from 2000 to 2003, and $30,000 from 2004 to 2007, plus
   interest at a variable rate (3.75% as of October 31, 1997)                   $    840,000     $ 1,130,000

                            Alchem Aluminum, Inc.

3.   FINANCING ARRANGEMENTS (CONTINUED)

                                                                                 1997           1996
                                                                           -------------------------------
Mortgage note payable under a Michigan Job Development Authority
   Pollution Control Bond Issuance, due in May 2000, payable in monthly
   installments of $5,619 including interest at 7.45%                      $      155,742  $       208,336


Other                                                                              13,621           21,630
                                                                           --------------   --------------
                                                                               16,470,078        8,084,966
Less current portion                                                           (1,181,546)      (1,016,000)
                                                                           --------------   --------------
                                                                              $15,288,532      $ 7,068,966
                                                                           ==============   ==============

In September 1996, the Company entered into a new loan agreement, the result of which is the revolving credit notes payable to bank and the certain notes payable to bank due in July 2003, described above. This agreement calls for variable interest rates indexed, according to formulas defined in the agreement, to the London Interbank Offered Rate (LIBOR), the bank's prime rate or the federal funds rate. The Company is charged a commitment fee on the unused portion of the revolving credit notes. This fee is calculated using a variable rate as defined in the agreement. The proceeds of this new agreement were used to retire the Company's short-term line of credit facility as well as a note payable to bank and a mortgage note with bank. No material gain or loss was recognized on this transaction.

Certain debt covenants provide for, among other things, minimum tangible net worth, liabilities to net worth ratio, working capital and cash flow coverage ratio. In addition, among other things, the Company is restricted from liquidation, merger, sale of a substantial portion of its assets, entering into certain transactions with its officers, directors or stockholders, and investing in any other business, except as approved by the bank.

The mortgage notes payable under Economic Development Corporation Bonds are collateralized by all the Company's assets. Principal and interest payments due to the holders of the Economic Development bonds are assured by bank issued letters of credit through September 2005 and 2007. The Company pays a letter of credit fee of 1.125% which is included in interest expense.

                            Alchem Aluminum, Inc.

3.   FINANCING ARRANGEMENTS (CONTINUED)

Scheduled maturities of long-term debt are as follows:


          1998                                     $     1,181,546
          1999                                           1,182,810
          2000                                             899,291
          2001                                             861,428
          2002                                             861,428
          Thereafter                                    11,483,575
                                                   ---------------
                                                   $    16,470,078
                                                   ===============

4.   LEASE COMMITMENTS

The Company has operating leases for certain machinery and equipment used in its operations, with certain leases containing renewal options. The term of these leases is normally 2 years. Total rent expense was $636,412 in 1997 and $577,000 in 1996.

Future minimum lease payments under operating leases are as follows:

          1998                              $   484,899
          1999                                  445,463
          2000                                       --
          2001                                       --
          2002                                       --
                                            -----------
                                            $   930,362
                                            ===========

5.   EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan which allows for employee contributions of up to 15% of compensation. The Company may make matching contributions equal to a discretionary percentage (50% in 1997 and 1996) of up to 6% of compensation contributed by employees. The Company may also make an additional year-end matching contribution equal to a discretionary percentage (0% in 1997 and 1996) of up to the first 6% of compensation contributed by employees. The Company expensed approximately $70,000 and $64,000 for contributions in 1997 and 1996, respectively.

                            Alchem Aluminum, Inc.

6.   JOINT VENTURE

In October 1995, the Company entered into an agreement with IMCO Recycling Inc.
(IMCO) to form a joint venture to construct a new aluminum recycling plant. The plant began production in April 1997. Under the agreement, IMCO owns 75% of the joint venture and the Company owns 25%. The Company's share of the joint venture's earnings is calculated using a formula as defined in the agreement, and based on this formula, no equity in earnings was allocated to the Company in 1997 nor 1996. The Company has agreed to supply the joint venture with approximately half its scrap requirements under tolling arrangements whereby the Company will pay toll charges on the converted material at prices calculated as defined in the agreement.


7.   FINANCIAL INSTRUMENTS

The Company sometimes enters into forward contracts to hedge the effect of aluminum price changes on future fixed price sales commitments. As of October 31, 1997, the Company had outstanding forward contracts to purchase 650 metric tons of aluminum at prices per metric ton ranging from $1,387 to $1,599. These contracts mature at various times throughout 1998, corresponding to deliveries under fixed price sales commitments. The deferred gain on these contracts was $41,500 at October 31, 1997. As of October 31, 1996, the Company had outstanding forward contracts to purchase 400 metric tons of aluminum at prices per metric ton ranging from $1,387 to $1,882. These contracts matured at various times through 1997, corresponding to deliveries under fixed price sales commitments. The deferred loss on these contracts was $17,000 at October 31, 1996.


8.   COMMON STOCK

On January 31, 1997, the Company increased the number of common shares authorized for issuance from 1,000 to 15,000 shares. At the same time, the Company authorized the exchange of its 100 outstanding shares of voting, no par common stock for 100 shares of voting, Series A, no par common stock and 9,900 shares of nonvoting, Series B, no par common stock.

                            Alchem Aluminum, Inc.

9.    RELATED PARTY TRANSACTIONS

An officer was granted by the board a special bonus of 1,961 shares (representing approximately 20% of the shares outstanding) on October 31, 1997. The shares, which were subsequently acquired by IMCO, were valued at the IMCO purchase price. The advance to officer resulted from the applicable withholding taxes, which was paid to the Company by the officer at the close of the acquisition by IMCO.

10.   CONTINGENCIES

The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In management's opinion, all such matters are without merit or are of such nature, or involve such amounts, that an unfavorable disposition would not have a material effect on the financial position or results of operations of the Company.

11.   SUBSEQUENT EVENTS

In November 1997, Alchem sold all of its outstanding capital stock to IMCO in exchange for cash, IMCO common stock and the assumption of liabilities by IMCO.
                                     F-17

PRO FORMA FINANCIAL INFORMATION


The accompanying unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared by recording pro forma adjustments to the historical consolidated financial statements of the Company. The Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1997 has been prepared as if the November 1997 acquisition of Alchem Aluminum, Inc. (the "Alchem Acquisition") was consummated on September 30, 1997. The Pro Forma Condensed Consolidated Statements of Earnings for the year ended December 31, 1996 and for the nine months ended September 30, 1997 have been prepared as if the January 1997 acquisitions of IMSAMET, Inc. ("IMSAMET") and Rock Creek Aluminum, Inc. ("Rock Creek"), and the Alchem Acquisition, had been consummated on January 1, 1996.

The Pro Forma Condensed Consolidated Statement of Earnings for the year ended December 31, 1996 has been derived from (i) the historical audited consolidated financial statements of the Company for the year ended December 31, 1996, (ii) the historical audited consolidated financial statements of IMSAMET for the year ended December 31, 1996, (iii) the historical unaudited financial statements of Rock Creek for the year ended December 31, 1996 and (iv) the audited financial statements of Alchem Aluminum, Inc.
("Alchem") for its fiscal year ended October 31, 1996.

The Pro Forma Condensed Consolidated Statement of Earnings for the nine months ended September 30, 1997 and the Pro Forma Condensed Consolidated Balance Sheet at September 30, 1997 have been derived from (i) the historical unaudited consolidated financial statements of the Company as of and for the nine-month period ended September 30, 1997 and (ii) the historical audited financial statements of Alchem as of and for its fiscal year ended October 31, 1997.

The Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of the financial position or results of operations that would have occurred had the transactions been effected on the assumed dates. Additionally, future results may vary significantly from the results reflected in the Pro Forma Condensed Consolidated Statements of Earnings due to normal fluctuations in operating levels, changes in prices, future transactions and other factors.

The acquisitions were accounted for by the purchase method. Accordingly, the assets and liabilities of IMSAMET, Rock Creek and Alchem have been adjusted to their estimated fair values, as determined by the management of the Company, to reflect the allocation of the costs of the acquisitions by the Company.

                             IMCO RECYCLING INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   PRO FORMA FOR THE IMSAMET AND
                                                                                      ROCK CREEK ACQUISITIONS
                                                                               ------------------------------------------
                                                                                         IMSAMET              ROCK CREEK
                                                                               --------------------------     -----------
                                                                  COMPANY                      PRO FORMA
                                                                 HISTORICAL     HISTORICAL    ADJUSTMENTS     HISTORICAL
                                                                 ----------     ----------    -----------     ----------
Revenues                                                         $ 210,871      $  37,399                     $  54,072
Cost of sales                                                      185,333         31,116      $(1,272)A1        49,501
                                                                                                   200 A2
                                                                 ---------      ---------      -------        ---------
Gross profit                                                        25,538          6,283        1,072            4,571
Selling, general and administrative expense                         11,774          2,336         (902)A3         2,846
                                                                                                   624 A4
Interest expense                                                     3,421          1,533        3,508 A5           606
Interest income                                                       (623)            --                            --
Equity in (earnings) loss of affiliates                                114           (150)                           --
                                                                 ---------      ---------      -------        ---------
Earnings before provision for income
   taxes and minority interests                                     10,852          2,564       (2,158)           1,119
Provision for income taxes                                           4,132            745         (430)A6            26
                                                                 ---------      ---------      -------        ---------
Earnings before minority interests                                   6,720          1,819       (1,728)           1,093
Minority interests, net of provision for
   income taxes                                                         --           (316)          (3)A7            --
                                                                 ---------      ---------      -------        ---------
Net earnings                                                     $   6,720      $   1,503      $(1,731)       $   1,093
                                                                 =========      =========      =======        =========
Net earnings per common share                                    $    0.55
                                                                 =========
Weighted average common and common
   equivalent shares outstanding                                    12,309
                                                                 =========





                                                                                        PRO FORMA FOR THE ALCHEM ACQUISITION
                                                                                   ---------------------------------------------
                                              PRO FORMA FOR THE IMSAMET AND
                                                 ROCK CREEK ACQUISITIONS
                                                -------------------------          HISTORICAL
                                                       ROCK CREEK                     YEAR
                                                -------------------------            ENDED
                                                 PRO FORMA         PRO              OCTOBER 31,       PRO FORMA          PRO
                                                ADJUSTMENTS       FORMA               1996           ADJUSTMENTS        FORMA
                                                -----------     ---------          ------------      -----------      ---------
Revenues                                        $(3,867)B1      $ 298,475           $111,938         $(1,477)C3       $ 408,936
Cost of sales                                    (3,867)B1        261,011            101,965          (1,477)C3         363,400
                                                                                                         150 C4
                                                                                                       1,751 C1
                                                -------         ---------           --------         -------          ---------
Gross profit                                         --            37,464              9,973          (1,901)            45,536
Selling, general and administrative expense         145 B2         16,823              3,737             399 C5          20,959

Interest expense                                                    9,068                660           1,295 C6          11,023
Interest income                                                      (623)               (20)                              (643)
Equity in (earnings) loss of affiliates                               (36)                --                                (36)
                                                -------         ---------           --------         -------          ---------
Earnings before provision for income
   taxes and minority interests                    (145)           12,232              5,596          (3,595)            14,233
Provision for income taxes                          359 B3          4,832                 --             790 C7           5,622
                                                -------         ---------           --------         -------          ---------
Earnings before minority interests                 (504)            7,400              5,596          (4,385)             8,611

Minority interests, net of provision for
   income taxes                                      --              (319)                --                               (319)
                                                -------         ---------           --------         -------          ---------
Net earnings                                    $  (504)        $   7,081           $  5,596         $(4,385)         $   8,292
                                                =======         =========           ========         =======          =========
Net earnings per common share                                   $    0.55                                                 $0.59
                                                                =========                                             =========
Weighted average common and common
   equivalent shares outstanding                    618 B4         12,927                              1,208 C10         14,135
                                                =======         =========                            =======          =========


      See Notes to Pro Forma Condensed Consolidated Financial Statements.

                             IMCO RECYCLING INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30,1997
                                 (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                PRO FORMA FOR THE ALCHEM ACQUISITION
                                                                --------------------------------------
                                                                                                PRO
                                                                HISTORICAL     ADJUSTMENT      FORMA
                                                                  YEAR        TO CONFORM       YEAR
                                                                 ENDED         INVENTORY       ENDED
                                                  COMPANY      OCTOBER 31,    ACCOUNTING    OCTOBER 31,
                                                 HISTORICAL       1997        METHODS (C1)     1997
                                                ------------  -------------  -------------  -----------
Revenues                                        $ 236,588      $ 142,140                     $ 142,140
Cost of sales                                     201,468        133,547      $  (3,666)       129,881

                                                ---------      ---------      ---------      ---------
Gross profit                                       35,120          8,593          3,666         12,259
Selling, general and administrative expense        13,092         10,635                        10,635
Interest expense                                    5,596            769                           769
Interest income                                      (292)           (14)                          (14)
Equity in earnings of affiliates                     (362)            --                            --
                                                ---------      ---------      ---------      ---------
Earnings before provision for income
   taxes and minority interests                    17,086         (2,797)         3,666            869
Provision for income taxes                          6,789             --             --             --
                                                ---------      ---------      ---------      ---------
Earnings before minority interests                 10,297         (2,797)         3,666            869
Minority interests, net of provision for
   income taxes                                      (319)            --             --             --
                                                ---------      ---------      ---------      ---------
Net earnings                                    $   9,978      $  (2,797)     $   3,666      $     869
                                                =========      =========      =========      =========

Net earnings per common share                   $    0.78
                                                =========
Weighted average common and common
   equivalent shares outstanding                   12,814
                                                =========



                                                           PRO FORMA FOR THE ALCHEM ACQUISITION
                                                        --------------------------------------------
                                                        OTHER PRO FORMA ADJUSTMENTS
                                                        ---------------------------    PRO FORMA
                                                         ELIMINATE                        NINE
                                                        THREE MONTHS                     MONTHS
                                                           ENDED                          ENDED
                                                         JANUARY 31,                   SEPTEMBER 30,
                                                           1997 (C2)      OTHER           1997
                                                        ------------   ------------   --------------
Revenues                                                $ (28,265)     $  (3,018)C3     $ 347,445
Cost of sales                                             (25,976)        (3,018)C3       302,468
                                                                             113 C4
                                                        ---------      ---------        ---------
Gross profit                                               (2,289)          (113)          44,977
Selling, general and administrative expense                  (973)           299 C5        18,053
                                                                          (5,000)C16
Interest expense                                             (138)           915 C6         7,142
Interest income                                                --                            (306)
Equity in earnings of affiliates                               --                            (362)
                                                        ---------      ---------        ---------
Earnings before provision for income
   taxes and minority interests                            (1,178)         3,673           20,450
Provision for income taxes                                                 1,346 C7         8,135
                                                        ---------      ---------        ---------
Earnings before minority interests                         (1,178)         2,327           12,315
Minority interests, net of provision for
   income taxes                                                                              (319)
                                                        ---------      ---------        ---------
Net earnings                                            $  (1,178)     $   2,327        $  11,996
                                                        =========      =========        =========

Net earnings per common share                                                           $    0.86
                                                                                        =========
Weighted average common and common
   equivalent shares outstanding                                           1,208 C10       14,022
                                                                       =========        =========


     See Notes to Pro Forma Condensed Consolidated Financial Statements.

                             IMCO RECYCLING INC.
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1997
                                 (UNAUDITED)
                                (IN THOUSANDS)

                                                                               PRO FORMA FOR THE ALCHEM ACQUISITION
                                                                              -------------------------------------
                                                                  COMPANY                    PRO FORMA       PRO
                                                                 HISTORICAL    HISTORICAL   ADJUSTMENTS     FORMA
                                                              --------------  ------------ -------------   ---------
ASSETS
Current assets
     Cash and cash equivalents                                   $  3,753     $    363     $   26,779 C8    $  4,116
                                                                                              (16,471)C11
                                                                                              (10,308)C10
     Accounts receivable                                           42,991       19,608           (735)C12     61,864
     Inventories                                                   14,669       14,391          6,132 C14     35,192
     Deferred income taxes                                          1,430           --                         1,430
     Other current assets                                           1,707          179                         1,886
                                                                 --------     --------     ----------       --------
     Total current assets                                          64,550       34,541          5,397        104,488
Property and equipment, net                                       124,176        9,401          1,500 C14    135,077
Intangible assets                                                  57,151          210          3,760 C13     73,863
                                                                                               12,742 C14
Investments in affiliates                                          14,639        4,055         27,558 C10     14,694
                                                                                              (27,558)C14
                                                                                               (4,000)C15
Other assets, net                                                   7,959        1,408                         9,367
                                                                 --------     --------     ----------       --------
                                                                 $268,475     $ 49,615     $   19,399       $337,489
                                                                 ========     ========     ==========       ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Accounts payable                                            $ 18,642     $ 25,088          ($735)C12   $ 42,995
     Accrued liabilities                                           10,048          740             60 C13     10,848
     Short-term debt                                                   --           --             -- C11         --
     Current maturities of long-term debt                           8,831        1,182         (1,182)C11        273
                                                                                               (8,558)C9
                                                                 --------     --------     ----------       --------
     Total current liabilities                                     37,521       27,010        (10,415)        54,116
Long-term debt                                                    110,824       15,289         26,779 C8     146,161
                                                                                                8,558 C9
                                                                                              (15,289)C11
Other long-term liabilities                                         6,148          132          1,000 C13      7,280
Deferred income taxes                                               5,508           --          2,700 C13      8,208
Minority interests                                                  5,951           --         (4,000)C15      1,951

Stockholders' equity                                              102,523        7,184         17,250 C10    119,773
                                                                                               (7,184)C14
                                                                 --------     --------     ----------       --------
                                                                 $268,475     $ 49,615     $   19,399       $337,489
                                                                 ========     ========     ==========       ========

Shares issued and outstanding                                      12,543                       1,208 C10     13,751
                                                                 ========                  ==========       ========



See Notes to Pro Forma Condensed Consolidated Financial Statements.

                               IMCO RECYCLING INC.
                          NOTES TO PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS




A.   PRO FORMA ADJUSTMENTS FOR THE IMSAMET ACQUISITION

     In January 1997, the Company acquired all of the outstanding capital stock of IMSAMET, a wholly owned subsidiary of EnviroSource, Inc., for approximately $58,000,000 in cash, not including acquisition costs. The purchase price was funded through borrowings under the Company's long-term senior debt facility agreement (the "Credit Agreement"). The acquisition was accounted for using the purchase method of accounting. The pro forma adjustments to the historical statement of earnings to reflect the IMSAMET acquisition as if it had been consummated on January 1, 1996 are as follows:

     A1. To reverse management fees charged to IMSAMET by its former parent.

     A2. To reflect additional depreciation expense based on the fair value of the assets acquired. Pro forma depreciation is computed on a straight-line basis over the estimated useful lives of the assets acquired.

     A3. To eliminate expenses related to the IMSAMET corporate office, which would not have been incurred.

     A4. To record the net increase in amortization expense resulting from goodwill acquired and from debt issuance costs incurred to obtain the Credit Agreement. Goodwill is amortized on a straight-line basis over a 40 year life, and debt issuance costs are amortized over the seven-year term of the Credit Agreement.

     A5. To adjust interest expense to (i) eliminate interest expense on the existing debt of the Company which was retired ($3,120,000), (ii) eliminate interest expense incurred by IMSAMET on debt to its former parent ($1,533,000), and (iii) record interest expense on borrowings under the Credit Agreement ($8,161,000). Pro forma interest expense on borrowings under the Credit Agreement was computed using the applicable LIBOR rate plus 1.5%. An increase of .125% in the assumed interest rate would increase pro forma interest expense related to the IMSAMET acquisition by $138,000 for the year ended December 31, 1996.

     A6. To adjust income tax expense based on the combined effective federal and state income tax rates.

     A7. To adjust minority interests related to additional depreciation expense.

                               IMCO RECYCLING INC.
                          NOTES TO PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS





B.   PRO FORMA ADJUSTMENTS FOR THE ROCK CREEK ACQUISITION

     In January 1997, the Company acquired, in a privately negotiated transaction, all of the outstanding capital stock of Rock Creek in exchange for 618,137 shares of the Company's common stock. The acquisition was accounted for using the purchase method of accounting. The pro forma adjustments to the historical statement of earnings to reflect the Rock Creek acquisition as if it had been consummated on January 1, 1996 are as follows:

     B1. To eliminate sales and cost of sales for transactions between Rock
         Creek and the Company.

     B2. To adjust amortization expense for the goodwill acquired. Goodwill is amortized on a straight-line basis over a 40 year life.

     B3. To adjust income tax expense based on the combined effective federal and state income tax rates.

     B4. To reflect the issuance of 618,137 shares of the Company's common stock in the transaction.


C.   PRO FORMA ADJUSTMENTS FOR THE ALCHEM ACQUISITION

     In November 1997, the Company acquired all of the outstanding capital stock of Alchem for approximately $9,600,000 in cash, not including acquisition costs, and 1,208,339 shares of common stock. Additionally, the Company assumed approximately $16,500,000 of Alchem outstanding indebtedness. The Company funded the cash portion of the Alchem Acquisition and repaid substantially all of Alchem's outstanding indebtedness through borrowings under the Company's Amended and Restated Credit Agreement. The acquisition was accounted for using the purchase method of accounting. The pro forma adjustments to the historical financial statements for the Alchem Acquisition are as follows:

     C1. To adjust cost of sales to conform Alchem's accounting policy for inventory (LIFO) to a method approximating the Company's accounting policy (average cost).

     C2. To eliminate the results of Alchem's operations for the three months ended January 31, 1997 to conform to the Company's interim accounting period.

     C3. To eliminate sales and cost of sales for transactions between Alchem and the Company and Rock Creek.

                               IMCO RECYCLING INC.
                          NOTES TO PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS





     C4. To reflect additional depreciation expense based on the fair value of the assets acquired. Pro forma depreciation is computed on a straight-line basis over the estimated useful lives of the assets acquired.

     C5. To adjust amortization expense for the goodwill acquired and Alchem's debt issuance costs written-off. Goodwill is amortized on a straight-line basis over a 40 year life.

     C6. To record the net increase in interest expense due to borrowings under the Amended and Restated Credit Agreement using the applicable LIBOR rate plus 1.5%, less interest expense on the Alchem indebtedness retired. An increase of .125% in the assumed interest rate would increase pro forma interest expense related to the Alchem Acquisition by $33,000 and $25,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

     C7. To adjust income tax expense based on the combined effective federal and state income tax rates.

     C8. To record borrowings under the Amended and Restated Credit Agreement to fund the cash portion of the purchase price and repayment of Alchem's indebtedness.

     C9. To reclassify the current portion of borrowings under the Credit
         Agreement to long-term pursuant to the Amended and Restated Credit Agreement.

    C10. To record the acquisition of the capital stock of Alchem for 1,208,339 shares of the Company's common stock and cash. The shares of common stock issued were valued at $19.0344 per share (which was the average closing price for the Company's common stock for the 20 consecutive trading days preceding September 15, 1997, the date of the letter of intent), less a 25% discount to reflect the contractual restrictions on the resale of such shares.

    C11. To record the repayment of the Alchem indebtedness.

    C12. To eliminate accounts receivable and accounts payable between Alchem and the Company.

    C13. To record the accrual of severance pay, deferred income taxes and other merger related costs.

    C14. To adjust assets and liabilities under the purchase method of accounting based on the Company's purchase price. The Company's purchase price has been allocated to the consolidated assets and liabilities of Alchem based on preliminary estimates of fair values with the remaining purchase price allocated to goodwill. The information presented herein may differ from the actual purchase price allocation.

                               IMCO RECYCLING INC.
                          NOTES TO PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS




         The preliminary allocation of the purchase price included in the pro forma balance sheet is summarized as follows (in thousands):

           Working capital           $ 13,603
           Property and equipment      10,901
           Goodwill                    16,712
           Other noncurrent assets      5,463
           Noncurrent liabilities     (19,121)
                                     --------
           Total                     $ 27,558
                                     ========

    C15. To eliminate Alchem's investment and the Company's minority interest in the joint venture for the Coldwater, Michigan aluminum recycling plant.

    C16. To eliminate expenses related to executive bonuses, which would not have been incurred.

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                                   DESCRIPTION
-------                                  -----------
**   10.1         Letter of Intent dated September 15, 1997, by and between the Company and
                  Alchem.

**   10.2         Amendment to Letter of Intent dated September 29, 1997.

**   10.3         Agreement and Plan of Merger by and among the Company, IMCO Recycling of
                  Coldwater Inc., Alchem and the Shareholders of Alchem dated November 14, 1997.

**   10.4         Registration Rights Agreement by and among the Company and the Shareholders of Alchem dated November 14, 1997.

***  10.5         Amended and Restated Credit Agreement by and among the Company, the Subsidiary
                  Guarantors named therein, the  Lenders thereunder, Merrill Lynch & Co., Merrill
                  Lynch, Pierce, Fenner & Smith Incorporated, as manager and syndication agent, and Texas Commerce Bank National Association, as administrative agent, dated
                  November 5, 1997 (filed as Exhibit 10.1 to the Company's Quarterly Report on
                  Form 10-Q for the quarter ended September 30, 1997 and incorporated herein by reference).

*    23.1         Consent of Arthur Andersen LLP.

*    23.2         Consent of Ernst & Young LLP.


------------------
*      Filed herewith
**     Previously Filed in this Current Report on Form 8-K
*** Previously Filed in another Report Filed with the Securities and Exchange Commission